UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 8, 2006
(Date of earliest event reported)

HOUSE OF BRUSSELS CHOCOLATES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-29213	52-2202416
(State or other Jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

1658 FOSTERS WAY, DELTA, BC, CANADA, V3M 6S6
(Address of principal executive offices)

(604) 636-1056
Registrant's telephone number, including area code

ITEM 2.04   TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

On September 8, 2006, Brussels Chocolates Limited (“Brussels Chocolates”), a wholly owned subsidiary of House of Brussels Chocolates Inc. (the “Company”), received demand for accelerated payment of $5,040,736 on its indebtedness with Laurus Master Funds (“Laurus”) entered into on March 29, 2005. In accordance with this demand, our indebtedness has been increased by; 1) a default payment of 15% of currently outstanding principal, interest and fees and; 2) liquidation fees of 5% of amounts to be collected a during a planned liquidation period. Default payments and liquidation fees totalled approximately $852,000 at September 7, 2006.

The demand from Laurus requires payment in full by September 15, 2006 or Laurus will commence legal proceedings to seize the assets of Brussels Chocolates and recover amounts due under its Guarantee with the Company. Though similar demand for payment has not been presented directly to the Company or other of its wholly owned subsidiaries, it is possible that such demand will be forthcoming.

ITEM 2.06   MATERIAL IMPAIRMENTS

On September 11, 2006 the Company concluded that its investment in the goodwill and intangible property of its wholly owned subsidiary, DeBas Chocolate Inc. (‘DeBas”), had become wholly impaired. This determination resulted from an analysis of the impact of its sale of certain assets belonging to DeBas together with the effect of the demand for payment made by Laurus on September 8, 2006. In total, the Company recognized an expense in the amount of $1,400,000 in connection with this impairment.

ITEM 5.02   DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective September 8, 2006, the Company terminated the employment of Luigi DiCicco, its Controller and Principal Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSE OF BRUSSELS CHOCOLATES INC.
Date: September 12, 2006
By: /s/ Grant Petersen
Grant Petersen
Chief Executive Officer and President